UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, DC 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934
Date of Report (Date of earliest event reported): January 2, 2018

NorthStar Real Estate Income Trust, Inc.
(Exact name of registrant as specified in its charter)

Maryland (State or other jurisdiction of incorporation)	000-54671 (Commission File Number)	26-4141646 (I.R.S. Employer Identification No.)

590 Madison Avenue, 34th Floor, New York, NY	10022
(Address of principal executive offices)	(Zip Code)
(212) 547-2600
(Registrant’s telephone number, including area code)
N/A
(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):
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Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).
Emerging growth company      ☐
If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 8.01. Other Events.

On January 2, 2018, NorthStar Real Estate Income Trust, Inc. ("NorthStar Income"), through a subsidiary of its operating partnership, originated a $173.5 million ($215,500 per room) senior mortgage loan (the "Senior Loan") secured by a fee-simple interest in an 805 key, four-star full service hotel property with 985,000 square feet of gross building area located in San Jose, California (the "Property"). NorthStar Income initially funded $166.6 million of the Senior Loan and will fund the remaining $6.9 million over the next 18 months. NorthStar Income is externally advised by an affiliate of Colony NorthStar, Inc.

The Property is located in the Downtown San Jose submarket, which features new high-rise residential developments, revitalized retail corridors, entertainment venues and public transportation. The Property features a total of 69,000 square feet of meeting space, including 53,900 square feet of on-site meeting space, five separate food and beverage outlets and a 6,000 square foot spa. The borrower is an affiliate of a California-based real estate asset manager (the "Borrower"), and contributed $85.9 million of equity towards the purchase of the Property. The Borrower plans to invest an additional $7.1 million ($8,800 per room) over the term of the Senior Loan in capital expenditures, alongside NorthStar Income’s $6.9 million future funding commitment. Day-to-day operations at the Property will be managed by a nationally recognized hospitality brand. Additionally, the Borrower has engaged a third-party hotel asset management and owner advisory service company to provide asset management oversight.

The Senior Loan bears interest at a floating rate of 4.25% over the one-month London Interbank Offered Rate (“LIBOR”), subject to a LIBOR floor of 1.0%. The Senior Loan was originated at a 1.0% discount on the fully-funded amount. The Senior Loan is currently financed on one of NorthStar Income’s credit facilities.

The initial term of the Senior Loan is 24 months, with three 12-month extension options available to the Borrower, subject to the satisfaction of certain performance tests and the payment of extension fees for the second and third extension options. The Senior Loan is pre-payable in whole or in part, subject to yield maintenance, through July 9, 2019. The underlying loan agreement requires the borrower to comply with various covenants. In addition, the loan agreement contains customary events of default (subject to certain materiality thresholds and grace and cure periods). The events of default are standard for agreements of this type and include, for example, payment and covenant breaches, insolvency of the borrower, the occurrence of an event of default relating to the collateral or a prohibited change in control of the borrower.

The loan-to-value ratio ("LTV Ratio") of the Senior Loan is approximately 66.2%. The LTV Ratio is the amount loaned to the borrower net of certain reserves funded and controlled by NorthStar Income and its affiliates, if any, over the appraised value of the Property at the time of origination.

Safe Harbor Statement

This Current Report on Form 8-K contains certain “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995, Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Forward-looking statements are generally identifiable by use of forward-looking terminology such as “will,” “may,” “plans,” “intends” or other similar words or expressions. These statements are based on NorthStar Income’s current expectations and beliefs and are subject to a number of trends and uncertainties that could cause actual results to differ materially from those described in the forward looking statements; NorthStar Income can give no assurance that its expectations will be attained. Forward-looking statements are necessarily speculative in nature, and it can be expected that some or all of the assumptions underlying any forward-looking statements will not materialize or will vary significantly from actual results. Variations of assumptions and results may be material. Factors that could cause actual results to differ materially from NorthStar Income’s expectations include, but are not limited to, the ability of the franchisor or the Borrower’s property manager to effectively manage the Property; the ability of the Borrower to comply with the terms, including financial and other covenants, of the loan agreement; the occupancy of the Property; market hotel rates; whether the Borrower determines to extend the Senior Loan; the Borrower’s ability to complete planned capital expenditures to the Property; future property values; the impact of any losses from NorthStar Income’s investments on cash flow and returns; changes in economic conditions generally and the real estate and debt markets specifically; availability of capital; the ability to achieve targeted returns; changes to generally accepted accounting principles; policies and rules applicable to REITs and the factors specified in in Part I, Item 1A of NorthStar Income’s Annual Report on Form 10-K for the fiscal year ended December 31, 2016, as well as in NorthStar Income’s other filings with the Securities and Exchange Commission. The foregoing list of factors is not exhaustive. All forward-looking statements included in this Current Report on Form 8-K are based upon information available to NorthStar Income on the date of this report and NorthStar Income is under no duty to update any of the forward-looking statements after the date of this report to conform these statements to actual results.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

NorthStar Real Estate Income Trust, Inc.

Date: January 8, 2018	By:	/s/ Jenny B. Neslin
Jenny B. Neslin
General Counsel and Secretary